September 13, 1999

Dear Stockholders:

You are cordially invited to the Annual Meeting of Stockholders to be held at the Hotel Sofitel, 425 North Sam Houston Parkway East, Houston, Texas 77060, on Wednesday, October 20, 1999, at 9:30 a.m., Houston Time.

You are requested to read carefully the accompanying Notice of Meeting and Proxy Statement. At the meeting, you will be asked to elect Ms. Joan S. Fortune as a director for a term of three years. The Board of Directors recommends that you vote for the election of Ms. Fortune. A proxy card on which to indicate your vote and an envelope, postage prepaid, in which to return your proxy, are enclosed.

We hope you will attend our Annual Meeting. Whether or not you plan to attend the meeting, your vote is important. WE URGE YOU TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES WILL BE REPRESENTED. If you are able to attend the meeting, you may revoke your proxy at that time by voting your shares in person.

If you desire any additional information concerning the meeting, we would be pleased to hear from you through our Investor Relations Department at (281) 774-5166.


Very truly yours,




James G. VanDevender
Chief Executive Officer & Director

                              PARACELSUS HEALTHCARE CORPORATION
                                        515 W. GREENS ROAD, SUITE 500
                                   HOUSTON, TEXAS 77067


                           NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                    _____________________
                                 To Be Held October 20, 1999

To Our Stockholders:

     NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders of Paracelsus Healthcare Corporation will be held at the Hotel Sofitel, 425 North Sam Houston Parkway East, Houston, Texas 77060, on Wednesday, October 20, 1999, at 9:30 a.m., Houston Time, for the following purposes:

     1. To elect a Class III director to serve for a term of three years;
     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on September 1, 1999, as the record date for determining stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. Any stockholder may examine a list of stockholders eligible to vote at the meeting during the ten-day period preceding the meeting at the Company's executive offices located at 515 W. Greens Road, Suite 500, Houston, Texas 77067 during ordinary business hours.

     PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY to assure that your shares are voted and that a quorum will be present at the meeting. A return envelope, which requires no postage if mailed in the United States, has been provided for your use.

     IF YOU ATTEND THE MEETING and vote your shares in person or inform the Secretary of the Company in writing that you wish to revoke your proxy, your proxy will not be used. Please note that space limitations make it necessary to limit attendance to stockholders and invited guests. "Street Name" holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras and recording devices will not be permitted.

                                        By order of the Board of Directors,



                                        James G. VanDevender
                                        Corporate Secretary




Houston, Texas
September 13, 1999

                    PARACELSUS HEALTHCARE CORPORATION

                      515 W. GREENS ROAD, SUITE 500
                         HOUSTON, TEXAS 77067
                           _______________

           PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                            _____________

                            To Be Held October 20, 1999

     This Proxy Statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors (the "Board") of Paracelsus Healthcare Corporation (the "Company") to be used at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Hotel Sofitel, 425 North Sam Houston Parkway East, Houston, Texas 77060, on October 20, 1999, at 9:30 a.m., Houston Time, and any adjournment thereof, as set forth in the foregoing notice.

     This Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about September 20, 1999. The 1998 Annual Report was previously mailed to stockholders of record as of June 10, 1999. If you were not a stockholder of record as of June 10, 1999 and/or you did not receive your 1998 Annual Report, please contact Paracelsus Healthcare Corporation, Investor Relations Department, 515 West Greens Road, Suite 500, Houston, Texas 77067. The proxy, when properly executed and received by the Secretary of the Company prior to the Annual Meeting, will be voted as therein specified. If no election is made, the persons designated as proxies in the accompanying proxy card will vote "FOR" the election of the nominee to the Board named herein. The Board is not currently aware of any matters other than those referred to herein, which will come before the Annual Meeting. If any other matter should be presented at the Annual Meeting for action, the persons named in the accompanying proxy card will vote the proxy on such matter in their own discretion.

     Proxies may be revoked at any time before they are exercised by delivering notice of revocation to the Secretary of the Company, by submitting a subsequently dated proxy or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in itself, constitute revocation of the proxy.

     Only holders of record of the Company's common stock, no stated par value ("Common Stock"), at the close of business on September 1, 1999, will be entitled to vote at the Annual Meeting. As of that date, there were 55,118,330 shares of Common Stock outstanding. Each share of Common Stock entitles the holder to one vote. A majority of the shares of Common Stock entitled to vote, present in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented at the Annual Meeting), will constitute a quorum for the Annual Meeting. There is no cumulative voting and there are no other voting securities of the Company outstanding.

     The cost of preparing, printing and mailing proxy materials to the Company's stockholders will be borne by the Company. The Company has retained Georgeson & Company Inc., a professional solicitation firm, to assist in the soliciting of proxies from stockholders at a fee of $7.50 for each delivery plus $0.04 per set of material, but in no event to be less than $600, plus reimbursement for out-of-pocket expenses. In addition, proxies may be solicited personally or by telephone by officers or employees of the Company, none of whom will receive additional compensation therefor. The Company will also reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of Common Stock.

                                ELECTION OF DIRECTORS

     On July 22, 1999, the United States District Court for the Southern District of Texas (the "Court") granted final approval of the global settlement of the putative class and derivative actions arising out of the Company's August 1996 merger (the "Merger") with Champion Healthcare Corporation ("Champion") and two related public offerings (the "Shareholder Litigation"). The terms of the global settlement were described in detail in the Company's 1998 Annual Report on Form 10-K. The global settlement, which became effective on September 2, 1999, affected the composition of the Board of Directors as discussed below.

     The Amended and Restated Articles of Incorporation of the Company divide the Board of Directors into three classes composed as nearly as possible of an equal number of directors. The Articles and the Amended and Restated Bylaws of the Company provide that there shall be a minimum of nine members on the Board. Each class of directors is elected to a three-year term expiring at the Annual Meetings on a staggered basis.

     In connection with the settlement of the Shareholder Litigation, the Company entered into an agreement (the "Shareholder Agreement") with Park-Hospital GmbH ("Park") and another agreement (The "Park-Champion Agreement") with Park and the former Champion shareholders (as described in Part I. Item 3 of the Company's 1998 Annual Report on Form 10-K). The Shareholder Agreement and the Park-Champion Agreement together give each of Park and the former Champion shareholders the right to designate three nominees for director to the Company's Board of Directors and obligate the Company to use its best efforts to cause the Board of Directors to be constituted as set forth in the agreements. The Shareholder Agreement provides that one member of each class of directors will be a person designated by Park. The Park-Champion Agreement requires the Company to use its reasonable best efforts to cause one of the board members that is not designated by Park or the former Champion shareholders to be a member of management (the "Management Director") and to cause the other board members who are not designated by Park or the former Champion shareholders to meet certain standards of independence set out in the agreement (the "Independent Directors)."

     In fulfillment of the Company's obligations under the Shareholder Agreement and the Park-Champion Agreement, the Board of Directors appointed, in May 1999, Ms. Joan S. Fortune to fill a vacancy in Class III (expiring in
1999) and, in August 1999, Mr. Robert W. Miller to fill a vacancy in Class I (expiring in 2000). Both Ms. Fortune and Mr. Miller qualify as Independent Directors. The former Champion shareholders designated Mr. Nolan Lehmann (who was already a member of the Board of Directors) and Mr. Lawrence P. English as its Director designees and, in June 1999, the Board of Directors appointed Mr. English a Class II Director with a term expiring in 2001. Park designated, as its Director designees, Dr. Heiner Meyer zu Losebeck (who was already a member of the Board of Directors) and Mr. Peter Schnitzler, who was appointed by the Board of Directors in April 1999, as a Class I Director with a term expiring in 2000. Mr. VanDevender is the Management Director and is in Class II.

     Neither Park nor the former Champion shareholders have designated the remaining directors they are entitled to identify.

     The directors of the Company, their positions and offices, their respective terms of office as directors and their respective ages are as follows:


                                     POSITIONS AND
                                     OFFICES WITH           SERVED AS    TERM
                               AGE*  THE COMPANY            DIRECTOR   EXPIRING
        NAME                                         CLASS    SINCE      ON
------------------------       ----  --------------  -----  ---------  --------
Christian A. Lange (a) (b)     59    Director        III      1983        1999
Joan S. Fortune (c)            52    Director        III      1999        1999
Nolan Lehmann (a) (b) (c)      55    Director         I       1998        2000
Peter Schnitzler               31    Director         I       1999        2000
Robert W. Miller               59    Director         I       1999        2000
James G. VanDevender           51    Chief Executive
                                     Officer and
                                     Director         II      1996        2001
Heiner  Meyer  zu Losebeck (a)
 (b)                           46    Director         II      1998        2001
Lawrence P. English            59    Director         II      1999        2001

*As of August 31, 1999
__________________________________________________
(a) Member of the Finance and Strategic Planning Committee.
(b) Member of the Compensation and Stock Option Committee.
(c) Member of the Audit Committee.

NOMINEES FOR ELECTION TO BOARD OF DIRECTORS

     The Board has nominated Ms. Joan S. Fortune to serve as a Class III director for a three-year term expiring at the 2002 Annual Meeting. Ms. Fortune has consented to serve if elected, but if she becomes unable to serve as a director, and if the Board designates a substitute nominee, the person named in the accompanying proxy card will vote for the substitute nominee designated by the Board. No one has been nominated to fill the Class III position that will be vacated by Mr. Christian A. Lange at this year's Annual Meeting. The Company intends to leave this position, as well as the remaining position in Class III, open until Park and the former Champion shareholders have identified qualified nominees. The accompanying proxy will not be voted to fill any director positions other than the position for which the nominee is described herein.

     Certain information regarding the nominee, furnished to the Company by such person is set forth below.

NAME AND PRINCIPAL OCCUPATION

     JOAN S. FORTUNE - Ms. Fortune was General Partner of Frontenac Company, a venture capital firm from 1987 until her retirement in 1995. She was a director of Frontenac from 1984 to 1987. At Frontenac, Ms. Fortune specialized in investments in healthcare products and services. Prior to her time at Frontenac, she was a management consultant with Hayes/Hill, Inc. and worked for more than 10 years in the healthcare industry at American Hospital Supply Corporation, G.D. Searle & Co. and a research facility associated with the University of Wisconsin. Ms. Fortune will be an Independent Director.

STOCKHOLDER APPROVAL

     SHARES REPRESENTED BY THE ACCOMPANYING PROXY CARD WILL BE VOTED "FOR" THE ELECTION OF THE ABOVE NOMINEE UNLESS AUTHORITY TO VOTE IS WITHHELD. THE DIRECTOR WILL BE ELECTED BY A PLURALITY OF THE VOTES OF THE SHARES OF COMMON STOCK PRESENT IN PERSON OR BY PROXY AT THE ANNUAL MEETING. ABSTENTIONS ON THIS MATTER WILL BE COUNTED FOR QUORUM PURPOSES BUT NOT VOTED.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE ABOVE NOMINEES AS MEMBERS OF THE BOARD.

CONTINUING DIRECTORS WHOSE TERMS ARE NOT EXPIRING

     Certain information for those directors who will serve until the 2000 or 2001 Annual Meeting is set forth below.

     JAMES G. VANDEVENDER - Effective July 1, 1999, immediately following the resignation of Mr. Charles R. Miller as President and Chief Operating Officer, Mr. VanDevender became interim Chief Executive Officer ("CEO"), pursuant to a newly executed employment agreement which expires on December 31, 1999, unless sooner terminated or extended. Pursuant to his employment agreement, Mr. VanDevender agrees to resign as an officer and director upon the termination of the employment agreement. Prior to becoming interim CEO, Mr. VanDevender served as a Senior Executive Vice President since June 1997, and as Executive Vice President, Chief Financial Officer and a director of the Company since August 1996. From 1990 to 1996, he was Executive Vice President, Chief Financial Officer, Secretary and a director of Champion, which he co-founded. Mr. VanDevender is a Management Director.

     ROBERT W. MILLER - Mr. Miller was a partner with the law firm of King & Spalding from 1985 until his retirement at the end of 1997. He currently serves as non-executive Chairman of the Board of Magellan Health Services, Inc., a behavioral managed care company listed on the New York Stock Exchange, and is a past president of the American Academy of Healthcare Attorneys. Mr. Miller is an Independent Director.

     Heiner Meyer zu Losebeck - Dr. Meyer Zu Losebeck is The Managing Director of Paracelsus-Kliniken-Deutschland GMBH ("PKD"), Park, and other affiliates of PKD. PKD owns and operates 26 hospitals ranging in size from 42 to 350 beds in Germany and Switzerland. As of record date, Park owned approximately 54 percent of the shares of the Company, and PKD owns all the shares of Park-Hospital. From 1989 through August 1997, Dr. Meyer Zu Losebeck was a tax consultant, auditor, and chartered accountant at Dr. Mertens and Partners, Osnabruck, Germany. Dr. Meyer Zu Losebeck is a Park Director.

     NOLAN LEHMANN - Mr. Lehmann has been the President and director of Equus Capital Management Corporation, an investment advisor firm located in Houston, Texas, since 1983. Mr. Lehmann is also President and a director of Equus II Incorporated, a registered investment company traded on the New York Stock Exchange. Mr. Lehmann also serves as a director of Allied Waste Industries, Inc. and Drypers Corporation. Mr. Lehmann holds graduate and undergraduate degrees in accounting and economics from Rice University and is a Certified Public Accountant. Mr. Lehmann is a Champion Director .

     PETER SCHNITZLER - Mr. Schnitzler is the Corporate Accountant of PKD. He has been employed by PKD (and its respective legal predecessor) since 1993. Mr. Schnitzler has a graduate degree in finance, auditing and hospital administration. Mr. Schnitzler is a Park Director.

     LAWRENCE P. ENGLISH - Mr. English is President of Lawrence P. English, Inc., a consulting and turnaround management firm. He was the founder, Chairman and Chief Executive Officer ("CEO") of Aesthetics Medical Management, Inc., a physician management company from 1997 to 1998. From 1992 to 1996, he was the president of Cigna Healthcare, a healthcare management organization and a division of Cigna Corporation. Mr. English currently serves as a director of Spacefitters, Inc., a Windsor, Connecticut based technology company, and Dental Benefit Providers, a Bethesda, Maryland based dental HMO. Mr. English has over 36 years of experience in the insurance and health care industries. Mr. English is a Champion Director.

MEETINGS OF THE BOARD

     The Board convened 17 times and acted by unanimous written consent two times during 1998. All members of the Board participated in at least 75% of the combined total of the meetings of the Board and its committees on which they served.

COMMITTEES OF THE BOARD

     The Company has four committees: the Executive Committee, the Compensation and Stock Option Committee, the Audit Committee and the Finance and Strategic Planning Committee. The Company has no Nominating Committee. These committees were established effective August 13, 1996 with the exception of the Compensation and Stock Option Committee, which was established in July 1996.

     The Executive Committee was composed of Messrs. Charles Miller and James VanDevender, until Mr. Miller's resignation from the Board in April 1999. The committee did not meet in 1998 and, after Mr. Miller's resignation, did not have sufficient members to convene as a committee. When properly constituted, the committee is empowered to exercise all of the powers and authority of the Board permitted by law between meetings of the Board.

     The Audit Committee is empowered, among other things, to (i) recommend to the Board the appointment of independent public accountants, (ii) review the scope of audits made by independent public accountants and the audit reports submitted by such accountants, (iii) review the scope and results of internal audits, overall accounting practices, accounting policies and accounting and financial controls and (iv) perform such other functions as may be necessary or appropriate for the efficient discharge of its duties. The Audit Committee, which was comprised of two former Independent Directors who resigned in February 1999, met five times during 1998.

     The Finance and Strategic Planning Committee is composed of Dr. Meyer zu Losebeck and Messrs. Lehmann and Lange. The Committee is empowered to supervise the financial and strategic planning of the Company. The Finance and Strategic Planning Committee met one time during 1998.

     Dr. Meyer zu Losebeck and Messrs. Lehmann and Lange also serve as members of the Compensation and Stock Option Committee. The Committee develops recommendations for compensation and benefit levels for the executive officers and administers the Company's stock incentive plan. The Compensation and Stock Option Committee met five times during 1998.

     The Shareholder Agreement provides that each committee of the Board (other than the Audit Committee and Compensation and Stock Option Committee) will contain representation of Park Directors as nearly as possible proportional to the Park Directors representation on the Board. In addition, the Audit Committee shall consist solely of independent directors, and the Compensation and Stock Option Committee shall comprise one Park Director, one Independent Director and an additional non-employee director. In connection with the recomposition of the Board of Directors resulting from the global settlement of the Shareholder Litigation, the Board of Directors intends to restructure the Board committees and to reappoint members to those committees following the 1999 Annual Meeting.

LEGAL PROCEEDINGS

     The Company, Park, the former Champion shareholders, Mr. VanDevender and certain former executive officers of the Company were parties to the Shareholder Litigation discussed above. As indicated, on July 22, 1999, the Court granted final approval of the global settlement of litigation, which became effective on September 2, 1999.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Based solely upon confirmations provided by the directors and executive officers of the Company reporting transactions involving the Company's securities during the most recent fiscal year, the Company believes that all transactions by reporting persons were reported on a timely basis. Based on shareholder filings, the Company does not believe any other shareholders are subject to Section 16(a) filing requirements.

                      EXECUTIVE COMPENSATION

      The following table summarizes the compensation for the Company's former President and Chief Operating Officer and four most highly compensated executive officers (the "Named Executives") with respect to all services rendered to the Company during the calendar years indicated.

                                 SUMMARY COMPENSATION TABLE
                                                     LONG-TERM
                                                    COMPENSATION
                               ANNUAL COMPENSATION     AWARDS
                               -------------------- ------------
                                                                      ALL
                                                      SECURITIES     OTHER
                                                      UNDERLYING    COMPEN-
NAME AND PRINCIPAL                SALARY     BONUS     OPTIONS      SATION
   POSITION(A)           YEAR       ($)       ($)(B)   (#)(C)       ($)(D)
----------------------   ----  ----------  ---------  ---------    ----------
Charles R. Miller        1998   $ 548,167  $        -            -  $ 315,460
  President &  Chief     1997     500,000           -            -          -
  Operating Officer      1996     187,500    1,492,188   1,547,876          -

James  G. VanDevender
  Senior Executive Vice  1998    $ 370,313  $        -           -  $ 108,005
  President &  Chief     1997      360,000           -           -          -
  Financial Officer      1996      131,250     911,875   1,070,000          -

Ronald R. Patterson
  Executive Vice
  President &            1998    $ 370,313  $        -           -  $  92,920
  President, Healthcare  1997      360,000           -           -      2,375
  Operations             1996      131,250     661,875     690,690        563

Michael M. Brooks        1998    $ 232,062  $  100,000           -  $   3,690
  Senior Vice President, 1997      224,253           -     100,000      8,962
  Development            1996       69,375      80,000      90,000        464

Warren W. Wilkey         1998    $ 269,479  $        -           -  $   2,544
  Senior Vice President, 1997      250,000           -     100,000      1,211
  Operations             1996       84,375     377,755      20,000        563

---------------------------------------------------

(a) The Named Executives are former  Champion executives who became employees of the Company effective August 16, 1996, the consummation  date  of the Merger. Salaries for 1996 reflect amounts paid for the period from August 16, 1996 to December 31, 1996.
(b) Payments  of  $1.2 million, $750,000, $500,000  and  $280,000  for  Messrs.  Miller,
 VanDevender, Patterson and Wilkey,  respectively, were made in 1996 in exchange for Messrs.
 Miller, VanDevender and Patterson surrendering  certain  severance  rights  under  the Change of
 Control provisions in their Champion employment agreements and a special merger bonus to Mr.
 Wilkey.
(c) Includes Champion stock options assumed pursuant to the terms of the Merger.
(d) Represents relocation reimbursements, life insurance premiums and  matching  contributions paid by the Company under its Employee Retirement Savings 401(k) Plan and includes payments  in  1998 for vested  benefits  under  the supplemental executive retirement plan to Messrs. Miller,
 VanDevender and Patterson of $310,510, $104,969 and $85,793,  respectively.

OPTION GRANTS IN LAST FISCAL YEAR

     The Company did not grant any options to the Named Executives in 1998 and the exercise prices on stock options previously granted were not amended or adjusted. The Company has no outstanding stock appreciation rights.

AGGREGATED  OPTIONS  EXERCISED  IN  LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     No options were exercised by the Named Executives during 1998. In connection with an executive agreement executed on November 25, 1998 (the "Executive Agreement"), Messrs. Miller, VanDevender and Patterson gave up all rights to exercise or dispose of options to acquire 696,000 shares of Company common stock at $0.01 per share ("Value Options") that they received at the time of the Merger. See "Employment, Services and Other Agreements". The
following table excludes the Value Options and sets forth the number of options held by the Named Executives and their value at December 31, 1998.

                           NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                          Underlying Unexercised           In-the-Money
                          OPTIONS  AT FY-END (#)       OPTIONS AT FY-END($)(A)
                       ---------------------------   --------------------------

NAME                   EXERCISABLE   UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
                       -----------   -------------   -----------  -------------
Charles R. Miller      211,876 (c)   1,000,000 (b)    $  60,750     $         -
James G. VanDevender   350,000         540,000 (b)       40,500               -
Ronald R. Patterson    270,690 (c)     240,000 (b)            -               -
Michael M. Brooks      125,416          64,584                -               -
Warren W. Wilkey        55,416          64,584                -               -

(b) Market value of underlying securities at December 31, 1998 minus the option exercise price times the number of unexercised options at December 31, 1998.
(c) Represents options granted to Messrs. Miller, VanDevender, and Patterson to purchase 1.0 million, 540,000, and 240,000 shares, respectively, of Common Stock at $8.50 per share (the "Market Options"), which were cancelled when the global settlement became effective on September 2, 1999 and could not be exercised prior to their termination.
(d) Includes 103,876 and 270,690 options granted to Messrs. Miller and Patterson, respectively, which will expire, if not exercised within 90 days following their respective resignation from the Company.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Company has a supplemental executive retirement plan ("SERP") to provide additional post-termination benefits to selected members of management and certain highly compensated employees. As a result of a change in control from the Merger, officers and employees of the Company who were participants in the SERP prior to the Merger became fully vested in all benefits thereunder. Pursuant to their respective employment agreements, certain Champion executives became participants in the SERP and received retroactive benefits for their years of service with Champion. In April 1997, the Board of Directors elected to terminate the provision of future benefits for certain participants under the plan.

     Pursuant to the Executive Agreement, the Company is released from SERP obligations to Messrs. Miller, VanDevender and Patterson. In turn, the Company paid the senior executives $501,272 during 1998 (as reported in footnote (d) to the Summary Compensation Table), which represented amounts due such individuals for vested benefits under the SERP. In connection with the global settlement of the Shareholder Litigation, the Company was also released from certain existing contractual obligations under the SERP to certain former officers when the settlement became effective. Messrs. Wilkey and Brooks do not participate in the SERP.

ANNUAL BONUS PLAN

       The 1998 Bonus Plan (the "Bonus Plan") is designed to reward certain employees of the Company for achieving corporate performance objectives. The Bonus Plan is intended to provide an incentive for superior work and to motivate participating employees toward higher achievement and business results, to link their goals and interests more closely with those of the Company and its shareholders, and to enable the Company to attract and retain highly qualified employees. With respect to those officers holding the title of executive officer and above, the Bonus Plan is administered and approved by the Compensation and Stock Option Committee each year. Upon achievement by the Company of certain targeted operating results or other performance goals, such as operating income, earnings per share or quality standards, the Company will pay performance bonuses, the aggregate amounts of which will be determined annually based upon an objective formula.

EMPLOYEE RETIREMENT SAVINGS 401(K) PLAN

     The Company has defined contribution 401(k) retirement plans covering all eligible employees at its hospitals and the corporate office. Effective April 1, 1998, participants may contribute up to 20% of pretax compensation, not exceeding a limit set annually by the Internal Revenue Service. The Company matched $.25 for each $1.00 of employee contributions up to 6% of employees' gross pay. The Company may make additional discretionary contributions. In 1998, the Company contributed $2.0 million to the plans.

CHANGE OF CONTROL SEPARATION PAY PLAN

     Effective August 1, 1997 and amended April 1, 1999, the Company has established the Change of Control Separation Pay Plan (the "Separation Pay Plan") to retain key employees and to provide, under certain circumstances, severance to participants whose employment with the Company ends after a Change of Control, as defined. Messrs. Miller, VanDevender and Patterson do not participate in the Separation Pay Plan. Messrs. Brooks and Wilkey, other officers and certain employees of the Company participate in the Separation Pay Plan which is administered by the Compensation and Stock Option Committee and provides participants with severance benefits, under certain circumstances, ranging from twelve to twenty-four months of base salary, as defined.


EMPLOYMENT, SERVICES AND OTHER AGREEMENTS

     On November 25, 1998, the Company and its senior executives, Messrs. Miller, VanDevender and Patterson executed the Executive Agreement superseding their then existing employment contracts and certain other stock option and retirement agreements with the Company. The Executive Agreement was amended in certain respects, including the elimination of certain additional payments, in connection with the global settlement of the Shareholder Litigation. Under the Executive Agreement, as amended, Messrs. Miller and Patterson remained in their management positions with the Company until their resignation effective June 30, 1999. The Board of Directors designated Mr. VanDevender as interim CEO effective July 1, 1999, subject to the terms and conditions of an employment agreement discussed below.

     Pursuant to the Executive Agreement, the Company paid during 1998 amounts of $310,510, $104,969 and $85,793 due Messrs. Miller, VanDevender, and Patterson, respectively, for vested benefits under the SERP, and the senior executives released the Company from any obligations under the SERP or any similar retirement plan. In accordance with the Executive Agreement, the Company paid the three executives a total of $4.6 million on April 14, 1999. Such amount reflects payments equal to i) three times each executive's then annual salary or $1.6 million to Mr. Miller and $1.1 million each to Messrs. VanDevender and Patterson and ii) three times 25 percent of each executive's target annual bonus or $344,250 to Mr. Miller and $196,875 each to Messrs. VanDevender and Patterson. Upon payment to the senior executives, the Company and the senior executives provided each other with mutual releases of any and all obligations either party may have under the respective employment agreements or otherwise arising out of the senior executives' employment. Upon signing the Executive Agreement, the senior executives also gave up all rights to exercise or dispose of 696,000 shares of Value Options and 1,780,000 shares of Market Options, all of which, except for 180,000 shares of Value Options granted to Mr. VanDevender, were cancelled when the global settlement became effective. Mr. VanDevender's Value Options will cancel upon the termination of his employment contract on December 31, 1999, unless sooner terminated or extended. .

     The Company entered into Indemnity and Insurance Coverage Agreements, effective August 16, 1996, with Messrs. Miller, VanDevender and Patterson, members of the Board of Directors and certain other officers of the Company, to advance reasonable defense costs in connection with litigation, investigations and other proceedings, subject to their undertakings to repay such costs in certain circumstances. Pursuant to these agreements, the Company paid defense costs of approximately $235,000 in 1998 on behalf of Messrs. Miller, VanDevender and Patterson, collectively. When the global settlement became effective on September 2, 1999, the Indemnity and Insurance Coverage Agreement between Mr. Christian Lange, who is a director, and the Company was terminated.

     Under Mr. VanDevender's current employment agreement, which is effective from July 1, 1999 through December 31, 1999, unless sooner terminated or extended, Mr. VanDevender's compensation includes (i) a base salary of not less than $45,000 per month, (ii) a bonus of $125,000, plus a variable component based on the completion of certain events before December 31, 1999 and (iii) certain benefits, including, but not limited to, life insurance and long-term disability. The agreement also includes certain non-compete provisions, which will remain in effect for a period of 12 to 36 months following Mr. VanDevender's resignation from the Company.

COMPENSATION OF DIRECTORS

     Each non-employee director of the Company receives an annual fee of $30,000 and a fee of $2,500 for each meeting of the Board or any committee thereof attended. Directors of the Company who are also employees of the Company will not receive any additional compensation for their service as directors. All directors will be reimbursed for reasonable expenses incurred in the performance of their duties.

      Directors are also eligible to receive options to purchase shares of Common Stock under the 1996 Stock Incentive Plan (the "Incentive Plan"). No stock option grants were made to directors under the Incentive Plan during 1998.

              STOCK OPTION AND COMPENSATION COMMITTEE'S REPORT ON
                            EXECUTIVE COMPENSATION

     The Compensation and Stock Option Committee (the "Compensation Committee") was established in July 1996 and is responsible for determining compensation and benefit levels for the Company's executive officers and for administrating the Stock Incentive Plan for all plan participants. Its recommendations are subject to approval by the Board of Directors of the Company. Executive officers are individuals occupying positions at the level of Executive Vice President or above. Until May 1998, the Compensation Committee was comprised of Mr. Lange and two former directors. Since May 1998, the Compensation Committee has been comprised of Messrs. Lange and Lehmann and Dr. Meyer zu Losebeck.

     The responsibility for determining compensation and benefit levels for non-executive officers was governed by the Management Rights Agreement, which was executed as part of the Merger. Under this agreement, in 1998, Mr. Miller, the former President and Chief Operating Officer, had the sole authority for determining compensation and benefits for all employees except Messrs. Lawrence
A.  Humphrey,  Miller,   VanDevender  and  Patterson.   The  Management  Rights
Agreement was terminated upon Mr. Miller's resignation from the Company effective June 30, 1999. The Board of Directors and senior management now have the responsibility for determining compensation and benefit levels for all officers.

     Grants of options to all employees under the Company's stock option plans, including its executive officers, are determined by the Compensation Committee subject to approval by the Board of Directors.

COMPENSATION PHILOSOPHY

     In  1998,  the  Board of Directors and the Compensation Committee set  the
Company's  executive  officer   compensation  program  to  meet  the  following
Objectives:

(i) To target executive compensation at a level sufficient to attract, motivate and retain superior executive talent;

(ii) To motivate executives to advance stockholder interests with compensation plans that are tied to the Company's operating performance and achievement of strategic objectives;
(iii) To provide a compensation package that balances individual contributions with overall business results and is competitive within the healthcare industry; and
(iv) To align the interests of the Company's employees with those of stockholders through potential stock ownership.

     Accordingly, the Company has adopted a compensation program consisting of base salary, bonus and long-term incentive compensation, mainly through stock-based incentive awards. The Company, through its Compensation Committee, attempts to offer an overall compensation program, which is competitive with comparable executive positions in similarly-sized publicly traded healthcare companies. This may be determined by either a formal study by a consulting firm recognized in the field of executive compensation and/or by a review of information which may be publicly available about such companies such as proxy statements, annual reports and similar information. The Company may also take into consideration any special qualitative or quantitative objectives which may be unique to the Company's circumstances or performance in terms of structuring either annual base salary or annual bonus plans for its executives. Executive compensation is further aligned with stockholder value through stock-based incentive awards such as stock option grants by providing executives with an appropriate level of ownership interest in the Company and the opportunity to participate with stockholders in the value derived from appreciation in the price of the Company's stock.

EXECUTIVE COMPENSATION PROGRAM

     The executive compensation program is based on a 1996 studY conducted by a nationally recognized healthcare compensation consulting firm to ensure that executive salary levels were comparable to executive positions in similar-sized peer group companies. Similar guidelines and structure were used in developing compensation levels for other officers of the Company.

     BASE SALARY - Salaries are reviewed on an annual basis and may be adjusted at that time based on the Compensation Committee's subjective assessment of individual performance and contribution to the Company during the preceding fiscal year, level of responsibility and competitive pay level of a comparable position at similar organizations. In 1998, the base salaries of certain executives were increased based upon the individual evaluation of the executive's performance and the criteria set forth above.

     BONUS - All executive officers and others are eligible to participate in a bonus plan on an annual basis. Bonus payments to executives are predicated on the Company's success in achieving certain strategic, business and financial goals as well as other specific objectives set forth for such individuals at the beginning of each performance period. Reference is made to the information included under "Executive Compensation - Annual Bonus Plan," for additional information regarding such plan.

     LONG-TERM INCENTIVES - The Company provides long-term incentives to its executives through the Stock Incentive Plan. Through the ability to offer stock-incentive awards such as stock options, restricted stock, performance shares, stock appreciation rights and deferred stock, the Company offers the executives the right to obtain an ownership interest in the Company which is of value only if the share price increases, with the naturally resulting benefit to stockholder value. Stock option awards are based on the Company's subjective assessment of each executive's previous and anticipated future contribution to the Company and the amount and terms of options already held by the executive. Stock awards, including all terms such as exercise price and vesting schedule, are determined by the Compensation Committee.

     In 1997, the Compensation Committee authorized a stock option grant to executive officers and other key management to help ensure the retention and motivation of key executives during a period of considerable challenges unique in the Company's history. In recognition of the nature and size of the 1997 grant, no stock options were granted in 1998. In reviewing equity incentives in 1999, however, the Compensation Committee determined that an additional award of stock options to certain executive officers and other key employees was appropriate in order to continue to ensure the retention and motivation of these key employees. These options provide the right to purchase shares of Common Stock above market price on the date of grant and become vested and exercisable over a period of four years. A total of 300,000 options to purchase Common Stock were granted in April 1999 to Messrs. Wilkey, Brooks and Humphrey. Other key employees received a total of 745,000 options to purchase Common Stock. Messrs. Miller, VanDevender and Patterson did not receive any option grants in April 1999.

     Executive officers and others may also participate in the Company's 401(k) retirement plan, which includes both employee and employer contributions.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Company did not designate a Chief Executive Officer ("CEO") in 1998 and had not designated such officer since the former CEO ceased his employment with the Company in April 1997.

    In 1999, the Company entered into an employment agreement with Mr. VanDevender effective July 1, 1999, pursuant to his designation by the Board of Directors as interim CEO. The agreement, which ends on December 31, 1999, unless sooner terminated or extended, provides for compensation of (i) salary of not less than $45,000 per month, (ii) a bonus payment of $125,000 plus a variable component based on the completion of certain events before December 31, 1999 and (iii) certain benefits, including, but not limited to, life insurance and long-term disability.

      The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed incorporated.

                                   Compensation and Stock Option Committee

                                   Mr. Christian A. Lange

                                   Mr. Nolan Lehmann

                                   Dr. Heiner Meyer zu Losebeck

                           COMPANY STOCK PERFORMANCE

     The following graph demonstrates comparison of cumulative stockholder returns, on a dividend basis, for the Company and companies on the Standard & Poor's ("S&P") 500 Stock Index, the S&P Healthcare Sector and the S&P Healthcare Hospital Management Index, commencing on August 16, 1996, the first day Common Stock was publicly traded.

                    COMPARISON OF CUMULATIVE TOTAL RETURN*
                   AMONG PARACELSUS HEALTHCARE CORPORATION,
           THE S&P 500 STOCK INDEX, THE S&P HEALTHCARE SECTOR INDEX AND
               THE S&P HEALTHCARE HOSPITAL MANAGEMENT INDEX

                                     AUGUST    DECEMBER    DECEMBER    DECEMBER
                                      1996       1996        1997        1998
                                     ------    --------    --------    --------
Paracelsus Healthcare Corporation     $100      $ 41        $ 39        $ 18
S&P 500 Stock Index                   $100      $117        $156        $200
S&P Healthcare Sector Index           $100      $118        $169        $244
S&P Healthcare Hospital
 Management Sector Index              $100      $118        $103        $ 85

     * Assumes $100 invested on August 16, 1996 in Common Stock or on July 31, 1996 for the indices presented (including reinvestment of dividends).

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the securities laws that might incorporate future filings, the report of the Compensation and Stock Option Committee and the performance graph included in this Proxy Statement shall not be incorporated by reference into any such filing.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information concerning the shares of Common Stock beneficially owned by (i) each stockholder known by the Company to be a beneficial owner of more than five percent of Common Stock, (ii) each director of the Company, (iii) each Named Executive, excluding Messrs. Miller and Patterson who resigned effective June 30, 1999 and (iv) all directors and executive officers of the Company as a group.

     The table sets forth information as of September 1, 1999, the record date. For purposes of computing this table, the shares of Common Stock that were transferred on September 2, 1999, the effective date of the global settlement, were considered to be beneficially owned on the record date both by Park, the transferor, and the transferees. The table does not reflect (i) the transfer by the Company of approximately 1.5 million newly-issued shares of Common Stock to the class settlement fund (as defined and described in Part I. Item 3 of the Company's 1998 Annual report on Form 10-K) or (ii) the transfer by Park of 1.2 million shares of Common Stock to the class settlement fund. The final distribution among class members of the shares transferred to the class settlement fund has not yet taken place. Certain officers of the Company will receive shares of Common Stock in the distribution of the class settlement fund.

     The table below also does not reflect the aggregate shares of Common Stock held by the former Champion shareholders. If these shareholders were treated as a group under Section 13(d) of the Securities Exchange Act of 1934 for the purposes of holding their shares, the group would hold in excess of 5% of the issued and outstanding shares of Common Stock, and the shareholdings of each of the Champion shareholders would need to be disclosed in the table. Although the Champion shareholders could be deemed to be a group for purposes of holding shares of the Company's Common Stock, they have not filed the disclosure that would be required if they were considered a group.

                                            AMOUNT AND NATURE OF
 NAME AND ADDRESS OF BENEFICIAL OWNER (1)   BENEFICIAL OWNERSHIP  PERCENTAGE OF
                                                  (2)(3)             CLASS (3)
------------------------------------------  --------------------  -------------
                                                                        >
 Park-Hospital GmbH (4,5)                      29,771,742 (7)        54.0%
 Paracelsus-Kliniken-Deutschland GmbH (4,5)    29,771,742 (7)        54.0%
 Dr. Heiner Meyer zu Losebeck (4,5)            29,771,742 (7)        54.0%
 Peter Frommhold (5,6)                         29,771,742 (7)        54.0%
 Peter Schnitzler (4)                                   -               *
 James G. VanDevender                             450,000 (8)           *
 Christian A. Lange                                     -               *
 Nolan Lehmann (10,11,12)                       2,564,694 (9)         4.7%
 Equus II Incorporated (11,12)                  2,018,213 (9)         3.7%
 Equus Capital Partners, L.P. (11,12)             540,481 (9)         1.0
 Joan S. Fortune                                        -               *
 Robert W. Miller                                       -               *
 Michael M. Brooks                                173,333 (13) (16)     *
 Warren W. Wilkey                                 105,333 (14) (16)     *
 All directors and officers as
   a group (15 persons)                        33,603,194 (15) (16)  59.8%
 Olympus Private Placement Fund L.P.            3,319,261 (17) (18)   6.0%

--------------------------------------------------------------
* Percentage is less than 1% of the total outstanding shares of the Company.

(1) The address of each named director and officer, unless otherwise indicated, is c/o Paracelsus Healthcare Corporation, 515 W. Greens Road, Suite 500, Houston, Texas 77067.
(2)  Unless  otherwise indicated, such shares of Common Stock are owned directly with sole voting and investment power.
(3) Includes shares issuable upon exercise of stock options or warrants that are exercisable as of, or exercisable 60 days after, September 1, 1999. Such shares, for the purpose of computing the percentage of outstanding Common Stock, are deemed owned by each named individual and by the group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Total shares outstanding do not include 1,549,391 shares and 1,000,000 shares issued by the Company to the class settlement fund and to the Former Chairman, respectively, when the global settlement became effective on September 2, 1999.
(4) The address is Sedanstrasse 109, D-49076 Osnabruck, Federal Republic of Germany.
(5)  Park-Hospital   GmbH  ("Park"),  a  German  corporation  wholly  owned  by
     Paracelsus-Kliniken-Deutschland GmbH ("PKD"), is the record owner of such shares. PKD may be deemed to beneficially own the shares of Common Stock owned by Park. Pursuant to the Schedule 13D filed by Park, PKD, Dr.
     Heiner Meyer zu Losebeck, and Mr. Peter Frommhold on December 15, 1997, Dr. Meyer zu Losebeck and Mr. Frommhold, as co-executors of the estate of Professor Dr. Hartmut Krukemeyer, and the Managing Directors of Park and PKD share indirect voting and investment power over the shares of Common Stock owned by Park. Therefore, they may be deemed to beneficially own the shares of Common Stock owned by Park.
(6)  The address is Drubbel 17/18, D-48143 Munster, Federal Republic of Germany.
(7) Does not reflects the transfer of 8,674,233 shares and 1,190,000 shares to the former Champion shareholders and the class settlement fund, respectively, when the global settlement became effective on September 2, 1999.
(8) Includes 350,000 shares issuable upon exercise of options that are currently exercisable, or exercisable within 60 days.
(9) Includes 755,155 shares and 202,232 shares which Equus II Incorporated and Equus Capital Partners received from Park when the global settlement became effective on September 2, 1999.
(10)Mr. Lehmann is President of Equus Capital Management Corporation, the financial advisor and manager of Equus II Incorporated and Equus Capital Partners, L.P. Mr. Lehmann is also President and Director of Equus II

     Incorporated.
(11) Address is 2929 Allen Parkway, Suite 2500, Houston, TX 77019.
(12) By reason of his status as President of Equus Capital Management Corporation and as President and Director of Equus II Incorporated, Mr. Lehmann may be deemed to be the beneficial owner of the common shares owned by Equus II Incorporated and Equus Capital Partners, L.P. In addition, Mr. Lehmann owns directly 6,000 shares of Common Stock. Accordingly, Mr. Lehmann may be deemed to be the beneficial owner of
     2,564,694 shares  of  Common  Stock.   Mr.  Lehmann  disclaims beneficial
     ownership of Common Stock owned by Equus II Incorporated and Equus Capital Partners, L.P. Both Equus II Incorporated and Equus Capital Partners, L.P. (as well as other entities with which Mr. Lehmann is
     associated) are former Champion  shareholders.   The  number of shares
     beneficially owned by Mr. Lehmann does not include any shares owned by other former Champion shareholders.
(13) Includes 173,333 shares issuable upon exercise of options that are currently exercisable, or exercisable within 60 days.
(14) Includes 103,333 shares issuable upon exercise of options that are currently exercisable, or exercisable within 60 days.
(15) Includes 1,087,499 shares issuable upon exercise of options that are currently exercisable, or exercisable within 60 days.
(16) Excludes an indeterminate number of shares, which certain officers, as class members, will receive from the class settlement fund, pursuant to the global settlement, after the closing of the claims period on September 10, 1999.
(17) Metro Center, One Station Place, Stamford, Ct. 06902.
(18) Reflects the shares known by the Company to be beneficially owned by Olympus Private Placement Fund L.P. and includes 1,241,969 shares of Common Stock received from Park on September 2, 1999. Olympus Private Placement Fund L.P. may be the beneficial owner of additional shares not held in its name.


          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On August 30, 1996, Park loaned the Company $7.2 million in the form of a $7.2 million 6.51% subordinated note, payable in the annual amount of $1.0 million over a term of 10 years. Effective April 14, 1997, pursuant to the terms of the Company's senior bank credit agreement, Park waived its right to receive principal payments under the note until all obligations of the Company under such credit agreement have been satisfied. The Company made interest payments of $467,000 and $533,000 during 1998 and 1997, respectively. In connection with the global settlement of the Shareholder Litigation, effective September 2, 1999, the Company will recommence payment of principal in accordance with the note's stated terms beginning with the annual payment due in August 2000 and will repay all arrears then outstanding.

     Effective August 16, 1996, the Company became a party to a services agreement with the Former Chairman. Pursuant to such agreement, the Former Chairman provided management and strategic advisory services to the Company for a consulting fee of $1.0 million per year, for a term not to exceed ten years. Effective April 14, 1997, the annual consulting fee was reduced to $250,000 until all obligations of the Company under its senior bank credit agreement have been satisfied. Payments of $187,500 and $500,000 were made to the Former Chairman during 1998 and 1997, respectively, under the agreement. In connection with the global settlement of the Shareholder Litigation, on September 2, 1999, the Company paid the Former Chairman $1.0 million in cash and transferred to him 1.0 million newly-issued shares of Common Stock in consideration for the simultaneous termination of the services agreement.

       The Company is also a party to an insurance agreement, which provides insurance benefits to the Former Chairman in the event of his death or permanent disability, in an amount equal to $1.0 million per year during the 10-year term of such agreement.

                         INDEPENDENT AUDITORS

     The firm of Ernst & Young LLP, Certified Public Accountants, has been the independent auditors for the Company since 1981. The Board has selected Ernst & Young LLP as the Company's independent auditors for 1999. Representatives of Ernst & Young LLP, the Company's independent auditors, are expected to be present at the Annual Meeting to respond to any appropriate questions and to make a statement if they so desire.

                            TRANSACTION OF OTHER BUSINESS

     The Board of Directors knows of no other business to be brought before the Annual Meeting. However, if any such other business is properly presented for action, the persons named in the accompanying form of proxy will vote the shares represented thereby in their discretion on such matters to the extent permitted by law.

         STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING OF STOCKHOLDERS

     Proposals of stockholders intended to be presented at the 2000 Annual Meeting and included in the proxy materials for such meeting must be received by the Company by no later than May 26, 2000. Otherwise, the Amended and Restated Bylaws of the Company provide that only stockholder proposals containing the information required by the Bylaws and delivered to, or mailed and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting will be considered at the Annual Meeting. In the event that the Annual Meeting is called for a date that is not within 30 days before or after such anniversary date, stockholder notice must be received not later than the close of business on the tenth day following the notice date of such Annual Meeting.

                                             By order of the Board of Directors



                                                       James G. VanDevender
Date: September 13, 1999                             Chief Executive Officer &
                                                            Director

THE COMPANY'S ANNUAL REPORT FOR 1998 INCLUDES AS A PART THEREOF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998 AND FORM 10K/A NO. 1 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. UPON WRITTEN REQUEST AND THE PAYMENT OF A PER PAGE FEE OF $0.20, THE COMPANY WILL FURNISH STOCKHOLDERS OF RECORD ON SEPTEMBER 1, 1999 AND TO EACH BENEFICIAL OWNER OF SHARES ON THAT DATE, COPIES OF EXHIBITS LISTED IN ITS FORM 10-K FOR 1998. ALL SUCH REQUESTS SHOULD BE DIRECTED TO MR. JAMES G. VANDEVENDER, CORPORATE SECRETARY, PARACELSUS HEALTHCARE CORPORATION, 515 W. GREENS ROAD, SUITE 500, HOUSTON, TEXAS 77067. REQUESTS FROM BENEFICIAL OWNERS OF COMMON STOCK MUST SET FORTH A GOOD FAITH REPRESENTATION AS TO SUCH OWNERSHIP.

                                     PROXY
                       PARACELSUS HEALTHCARE CORPORATION

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON OCTOBER 20, 1999.

     The undersigned hereby appoints Robert M. Starling and Suzanne S. Miskin, and any one of them, with full power of substitution, as attorneys and proxies of the undersigned to represent and vote all shares of common stock of Paracelsus Healthcare Corporation (the "Company") standing in the name of the undersigned with all powers which the undersigned would possess if present, which the undersigned is entitled to vote at the annual meeting of stockholders of the Company to be held on October 20, 1999, at the Hotel Sofitel, 425 North Sam Houston Parkway East, Houston, Texas at 9:30 a.m. central standard time (Houston time) and at any and all continuations and adjournments thereof.

                  (Please date and sign on the reverse side)

                             FOLD AND DETACH HERE

                                                                     Please
                                                                    mark your
                                                                     vote as
                                                                  indicated in
                                                                       this
                                                                   example [X]

1. ELECTION OF DIRECTOR - NOMINEE: Joan S. Fortune

                  FOR the                              WITHHOLD
                  Election                            authority
                (except as                           for nominee
                 indicated                            listed
                 (below)

                    [    ]                             [    ]

(Instructions: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.)

---------------------------------------------------

2. In their discretion, the Proxies are authorized to vote FOR such other business as may properly come before the meeting.

All as described in the Notice of the Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREIN. IF NO CONTRARY SPECIFICATION IS MADE, IT WILL BE VOTED "FOR" EACH OF THE PROPOSALS SET FORTH.

Dated this ____ day of ________________________, 1999.

_________________________________________________

_________________________________________________
Signature(s) of stockholder(s)

Please sign exactly as your name appears on your stock certificate. When signing as an executor, administrator, trustee or other representative, please sign your full title. All joint owners should sign. If a corporation, give full corporate name and have a duly authorized officer sign, stating title. If a partnership, please sign in partnership name by authorized person.

PLEASE DATE, SIGN AND MAIL YOUR PROXY PROMPLY.

                             FOLD AND DETACH HERE